Exhibit 4.1

SUPPLEMENTAL INDENTURE

dated as of March 18, 2013

among

TEMPUR-PEDIC INTERNATIONAL INC.,

The Guarantors Party Hereto

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

6.875% Senior Notes due 2020

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of March 18, 2013, among TEMPUR-PEDIC INTERNATIONAL INC., a Delaware corporation (the “Company”), the Guarantors listed on the signature pages hereto (each an “Undersigned” or a “Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of December 19, 2012 (the “Indenture”), relating to the Company’s 6.875% Senior Notes due 2020 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any Domestic Restricted Subsidiary that guarantees or becomes an obligor under the Company’s Credit Agreement following the Escrow Release Date to provide Note Guaranties.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantees provided by the Guarantors party to this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COMPANY

TEMPUR-PEDIC INTERNATIONAL INC., as Issuer

By:	/s/ William H. Poche
Name:	William H. Poche
Title:	Treasurer

[Signature Page to Supplemental Indenture]

TRUSTEE

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President

[Signature Page to Supplemental Indenture]

GUARANTORS

Sealy Corporation
Sealy Mattress Corporation
Sealy Mattress Company
Sealy Mattress Company of Puerto Rico
Ohio-Sealy Mattress Manufacturing Co. Inc.
Ohio-Sealy Mattress Manufacturing Co.
Sealy Mattress Company of Kansas City, Inc.
Sealy Mattress Company of Memphis
Sealy Mattress Company of Illinois
A. Brandwein & Co.
Sealy Mattress Company of Albany, Inc.
Sealy of Maryland and Virginia, Inc.
Sealy of Minnesota, Inc.
North American Bedding Company
Sealy, Inc.
Mattress Holdings International, LLC
The Ohio Mattress Company Licensing and Components Group
Sealy Mattress Manufacturing Company, Inc.
Sealy Technology, LLC
Sealy-Korea, Inc.
Sealy Real Estate, Inc.
Sealy Texas Management, Inc.
Sealy Mattress Co. of S.W. Virginia
Western Mattress Company
Advanced Sleep Products
Sealy Components-Pads, Inc.
Sealy Mattress Company of Michigan, Inc.

By:	/s/ Dale E. Williams
Name:	Dale E. Williams
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]